Exhibit 99.1

Exicure, Inc. Reports Second Quarter 2020 Financial Results and Corporate Progress

CHICAGO and Cambridge, Mass.—August 12, 2020 — Exicure, Inc. (NASDAQ: XCUR), the pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today reported financial results for the quarter and six months ended June 30, 2020 and provided an update on corporate progress.

“The second quarter was marked by important new expansion,” said Dr. David Giljohann Exicure’s Chief Executive Officer. “We grew our organization with the addition of neurology expert, Dr. Douglas Feltner, as Chief Medical Officer, expanded our clinical team and opened additional clinical sites in support of our Phase 2 clinical trial in cancer patients using our drug candidate, cavrotolimod. In July, we moved into our new 30,000 sq. ft. laboratory and corporate headquarters where our R&D team continues to advance our growing neurology therapeutic area,” concluded Dr. Giljohann.

XCUR-FXN, Exicure’s Friedreich’s ataxia therapeutic candidate

•Despite the ongoing COVID-19 pandemic, our laboratories have continued operations with limited impact on our research and development activities.
•We remain on track to initiate IND-enabling studies for Friedreich’s ataxia in the fourth quarter of this year.

Cavrotolimod (AST-008) Phase 1b/2 clinical trial is open and actively enrolling patients

•In the second quarter of 2020, we began enrolling patients in the Phase 2 dose expansion phase of the clinical trial of intra-tumoral cavrotolimod in combination with approved checkpoint inhibitors pembrolizumab or cemiplimab, to treat patients with advanced or metastatic Merkel cell carcinoma or cutaneous squamous cell carcinoma.
•Currently, 14 clinical trial sites are open, and we expect to open up to 11 additional sites for a potential total of 25 sites.
•We are continuing to monitor the impact that COVID-19 may have on the trial’s patient enrollment and safety, site initiation, and study integrity. We have put in place and continue to maintain a variety of measures to mitigate the effects of COVID-19 and our top priority is to maintain patient safety and trial continuity.

Second Quarter Financial Results, Financial Guidance and Recent Developments

Cash Position: Cash, cash equivalents, and short-term investments were $85.8 million as of June 30, 2020 as compared to $98.8 million as of March 31, 2020.

Research and Development (R&D) Expenses: Research and development expenses were $7.0 million for the quarter ended June 30, 2020, as compared to $3.4 million for the quarter ended June 30, 2019. We have increased full-time staffing in R&D from 23 at June 30, 2019 to 41 at June 30, 2020 and the associated increase in activity, in addition to growth in cavrotolimod (AST-008) clinical trial activities, has driven our increase in R&D costs. The increase in staffing and associated increases in platform and discovery related costs reflects increased preclinical R&D activities associated with our collaboration with Allergan plc, increased costs related to XCUR-FXN, our Friedreich’s ataxia program, as well as other preclinical discovery work in neurology and ophthalmology.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.2 million for the quarter ended June 30, 2020 as compared to $2.0 million for the quarter ended June 30, 2019. This increase is primarily due to higher legal costs associated with operating as a public company, higher franchise tax costs, and higher D&O insurance expense, partially offset by lower travel and other costs.

Net Loss: We had a net loss of $4.3 million for the quarter ended June 30, 2020 as compared to a net loss of $5.2 million for the quarter ended June 30, 2019. This decrease in net loss of $0.9 million was driven principally by the recognition of $4.8 million of revenue associated with our collaboration with Allergan plc, offset by the increases in R&D expenses and G&A expenses discussed above.

Capital Resources Guidance: We believe that, based on our current operating plans and estimates of future expenses, as of the date of this press release, our existing cash, cash equivalents and short-term investments will be sufficient to fund our operations into early 2022.

Response to COVID-19: With the global spread of the ongoing COVID-19 pandemic in the first half of 2020, we have been closely monitoring developments and have taken active measures to protect the health of our employees and their families, our communities, as well as our clinical trial investigators, patients and caregivers. We continue to carefully manage laboratory staffing and take other appropriate managerial actions to maintain progress on our preclinical and collaboration programs. We also continue to work closely with our third-party manufacturers and other partners to manage our supply chain activities and will take such action as we believe appropriate with our clinical operations to maintain patient safety and trial continuity.

About our Pipeline

Neurology

•In December 2019, Exicure announced the development of XCUR-FXN, an SNA–based therapeutic candidate for the treatment of Friedreich’s ataxia (FA). FA is driven by triplet repeats in the frataxin gene which compromises the patient’s ability to generate adequate levels of frataxin protein. Exicure believes its SNA technology has the potential to address this genetic challenge and that its therapeutic strategy may lead to increases in the frataxin protein. Exicure plans to design and develop XCUR-FXN with guidance from, and in collaboration with, the Friedreich’s Ataxia Research Alliance (FARA). Preclinical research is ongoing and IND-enabling studies for XCUR-FXN are expected to commence in late 2020.

•Exicure is continuing preclinical research on the application of its SNA technology in neurological conditions, building on its early proof-of-concept work with nusinersen and its new therapeutic candidate, XCUR-FXN. Exicure is currently exploring additional neurological conditions, including spinocerebellar ataxia, Batten disease, amyotrophic lateral sclerosis (ALS) and Huntington’s disease.

Immuno-oncology; Cavrotolimod (AST-008)

•Cavrotolimod (AST-008) is an investigational SNA consisting of toll-like receptor 9 (TLR9) agonists designed for immuno-oncology applications. Exicure has now dosed 20 patients and completed enrollment in the Phase 1b stage of the Phase 1b/2 clinical trial. To date, we have not observed any treatment related serious adverse events or any dose-limiting toxicity.

•Biomarker data from the Phase 1b stage of the clinical trial showed dose-related systemic immune activation and a trend towards increased tumor immune cell infiltration.
•In the second quarter of 2020, we dosed the first patient in a Phase 2 dose expansion phase of our Phase 1b/2 clinical trial for intra-tumoral cavrotolimod in combination with pembrolizumab or cemiplimab to treat two cohorts of patients with advanced or metastatic Merkel cell carcinoma or cutaneous squamous cell carcinoma. Each cohort is expected to enroll up to 29 patients.

Collaborations

In late 2019, Exicure entered into a collaboration, option and license agreement with Allergan plc, which was acquired by AbbVie Inc. in May 2020, and is now actively engaged in preclinical research and discovery in two programs related to the treatment of hair loss disorders. In early 2019, Exicure also entered into a collaboration agreement with Dermelix Biotherapeutics under which Dermelix has the option to develop a targeted therapy for the treatment of Netherton Syndrome (NS).
About FARA

The Friedreich's Ataxia Research Alliance (FARA) is a 501(c)(3), non-profit, charitable organization dedicated to accelerating research leading to treatments and a cure for Friedreich's ataxia. www.CureFA.org.

About Exicure, Inc.

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for neurology, immuno-oncology, inflammatory diseases and other genetic disorders based on our proprietary spherical nucleic acid, or SNA technology. Exicure believes that its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure is in preclinical development of XCUR-FXN, an SNA–based therapeutic candidate, for the treatment of Friedreich’s ataxia (FA). Exicure's therapeutic candidate cavrotolimod is in a Phase 1b/2 trial in patients with advanced solid tumors. Exicure is based in Chicago, IL and in Cambridge, MA.
For more information, visit Exicure’s website at www.exicuretx.com.

Exicure Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking including, but not limited to, statements regarding the anticipated and potential impact of the COVID-19 pandemic on the company’s business and operations, including its ongoing Phase 1b/2 clinical trial for cavrotolimod (AST-008); the company’s plans, initiatives and expectations in light of and in response to the COVID-19 pandemic; the company’s expectations regarding its ability to adapt its business to the evolving COVID-19 pandemic, mitigate its impacts on the business and maintain business continuity; the design, timing and results of its Phase 1b/2 clinical trial of cavrotolimod (AST-008) including patient enrollment expectations and opening of additional clinical trial sites; the initiation, timing and results of its other preclinical studies and clinical trials, including XCUR-FXN; the potential of the company’s SNA technology to address the genetic challenges posed by Friedreich’s ataxia and other neurological conditions; the potential of the company’s collaborations and R&D efforts; and the company’s anticipated cash runway. The forward-looking statements in this press release speak only as of the date of this press release, and the company undertakes no obligation to update these forward-looking statements. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risks that the ongoing COVID-19 pandemic may disrupt the company’s business and/or the global healthcare system more severely than it has to date or more severely than anticipated, which may have the effect of impacting or delaying the company’s ongoing Phase 1b/2 clinical trial; unexpected costs, charges or expenses that reduce the company’s capital resources; the company’s preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; and the ability of the company to protect its intellectual property rights. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the company undertakes no duty to update this information, except as required by law. In addition, the COVID-19 pandemic and the associated containment efforts have had a serious adverse impact on the economy, the severity and duration of which are uncertain. Government stabilization efforts will only partially mitigate the consequences. The extent and duration of the impact on the company’s business and operations is highly uncertain, and that impact includes effects on its clinical trial operations and supply chain. Factors that will influence the impact on the company’s business and operations include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. The COVID-19 pandemic could have a material adverse impact on the company’s business, operations and financial results for an extended period of time.

Media Contact: MacDougall Karen Sharma 781-235-3060 ksharma@macbiocom.com
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EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$17,198	$48,460
Short-term investments	68,579	62,326
Accounts receivable	21	16
Unbilled revenue receivable	3	19
Prepaid expenses and other assets	3,588	1,955
Total current assets	89,389	112,776
Property and equipment, net	4,464	2,099
Other noncurrent assets	2,266	388
Total assets	$96,119	$115,263
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$4,965
Accounts payable	1,540	1,814
Accrued expenses and other current liabilities	1,947	2,435
Current portion of deferred revenue	10,880	21,873
Total current liabilities	14,367	31,087
Common stock warrant liability, noncurrent	—	414
Deferred revenue, noncurrent	—	2,956
Other noncurrent liabilities	—	59
Total liabilities	$14,367	$34,516

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 87,206,346 issued and outstanding, June 30, 2020; 86,069,263 issued and outstanding, December 31, 2019	9	9
Additional paid-in capital	165,863	162,062
Accumulated other comprehensive income (loss)	338	(27)
Accumulated deficit	(84,458)	(81,297)
Total stockholders' equity	81,752	80,747
Total liabilities and stockholders’ equity	$96,119	$115,263

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Collaboration revenue	$4,847	$434	$14,030	$459
Total revenue	4,847	434	14,030	459
Operating expenses:
Research and development expense	7,008	3,433	13,083	6,828
General and administrative expense	2,229	1,985	4,803	4,193
Total operating expenses	9,237	5,418	17,886	11,021
Operating loss	(4,390)	(4,984)	(3,856)	(10,562)
Other income (expense), net:
Dividend income	4	82	43	187
Interest income	267	1	627	2
Interest expense	—	(203)	(128)	(386)
Other income (expense), net	(192)	(116)	153	253
Total other income (expense), net	79	(236)	695	56
Net loss	$(4,311)	$(5,220)	$(3,161)	$(10,506)

Basic and diluted loss per common share	$(0.05)	$(0.12)	$(0.04)	$(0.24)
Weighted-average basic and diluted common shares outstanding	87,174,533	44,368,174	87,126,847	44,363,115